MDU Resources Reports Increased Second Quarter Earnings, Increases 2019 Guidance

BISMARCK, N.D. - July 30, 2019 - MDU Resources Group, Inc. (NYSE: MDU) today reported second quarter earnings of $61.8 million, or 31 cents per share, compared to second quarter 2018 earnings of $43.8 million, or 22 cents per share. For the six months ended June 30, MDU Resources earned $102.7 million, or 52 cents per share, compared to $86.2 million, or 44 cents per share, in 2018.
"With a 41% increase in year-over-year second quarter earnings driven by our strong operational performance and the positive impact of organic and acquisition growth, we are increasing our 2019 earnings guidance range by 5 cents per share and our combined construction revenue guidance by over $200 million for the year," said David L. Goodin, president and CEO of MDU Resources. "Our construction services business continues to have exceptional results, with year-to-date earnings 47% higher through June compared to last year, and our construction materials business increased second quarter earnings by approximately 20% over last year. We also had an all-time record backlog of nearly $2.2 billion at our combined construction businesses at the end of the quarter.
"Our pipeline business continues to successfully execute on several growth opportunities, including two significant pipeline expansion projects under construction this year that are progressing on schedule and on budget. For the 10th consecutive quarter, this business transported record volumes of natural gas, and with Bakken production at record levels, demand remains high for additional transportation capacity in the region. During the quarter our utility business received approval on an electric rate settlement in Montana and continues to pursue regulatory relief while updating and expanding its electric and natural gas systems to ensure safe and reliable service to customers."
Business Unit Highlights
Construction Materials and Services
The construction services business reported record earnings for the second quarter of $22.8 million, compared to $14.1 million for the same period in 2018. This business continues to execute well on the numerous inside and outside projects in its backlog, particularly for data center and utility customers, while also adding significant projects to its workload, including the recently announced hospitality industry contracts for electrical and mechanical work on Resorts World Las Vegas. The construction services business had record second quarter backlog of $1.15 billion, a 30% increase from $888 million in 2018.

Earnings at the construction materials business were $29.2 million in the second quarter, compared to $24.3 million in the second quarter of 2018. The increase reflects contributions from acquisitions made in 2018 and early 2019, as well as additional project opportunities from the strong economic environments in many of the states where the company operates. The construction materials business had an all-time record backlog of work at June 30 of $1.04 billion, a 42% increase from $731 million in 2018.
Regulated Energy Delivery
The pipeline and midstream business earned $7.1 million in the second quarter, compared to $5.7 million in 2018. On June 28, the company filed with the Federal Energy Regulatory Commission a request for final approval of a settlement reached with customers and the FERC related to the company’s rate increase filed Oct. 31, 2018. Per the settlement agreement, higher customer and depreciation rates were put into effect May 1, pending final approval by the FERC. The company continues construction as scheduled on its Line Section 22 and Demicks Lake projects, which are both expected to be in service later this year and will add approximately

200 million cubic feet per day of natural gas transportation capacity. In addition, the company has received customer commitments for the Demicks Lake Expansion project. This project will add an additional 175 million cubic feet per day of capacity and is expected to be in service in the first quarter of 2020. This business has also executed customer commitments for its North Bakken Expansion project to support an increased design capacity of 300 million cubic feet per day. The company has received FERC approval to utilize the pre-filing review process for the North Bakken Expansion project. This project is expected to be in service in late 2021.

The electric and natural gas utility earned $1.2 million in the second quarter, compared to $2.3 million in 2018. The earnings decrease primarily reflects higher operating costs, including increased depreciation, partially offset by regulatory recovery granted by state agencies. Electric sales volumes were approximately 5% lower compared to the same period last year, and natural gas sales volumes were approximately 4% higher. On May 23, the company filed a natural gas rate increase request with the Wyoming Public Service Commission. The company anticipates filing a request in the third quarter with the North Dakota Public Service Commission for an advance determination of prudence on a proposed 88-megawatt simple-cycle, natural gas-fired peaking unit to be constructed near Mandan, North Dakota, which, if approved, it expects to have in service in 2023.

Guidance
MDU Resources is raising its guidance for 2019 and now expects earnings per share in the range of $1.45 to $1.60, based on these assumptions:

•	Normal operating, economic and weather conditions, including precipitation and temperatures, across all service areas for the remainder of the year.

•	No significant acquisitions or divestitures.

•	Investing $674 million for capital projects.

•	Construction services revenues in the range of $1.6 billion to $1.8 billion, with margins comparable to 2018.

•	Construction materials revenues in the range of $2.0 billion to $2.2 billion, with margins comparable to or slightly higher than 2018.

Corporate Strategy
MDU Resources' strategy is to increase market share and profitability in its regulated energy delivery and construction materials and services businesses, while enhancing value through organic growth opportunities and strategic acquisitions of well-managed companies and properties. The company, on a consolidated basis, anticipates 5% to 8% long-term compound annual growth on earnings per share.
Conference Call
MDU Resources will discuss second quarter 2019 earnings results and 2019 guidance on a webcast at 2 p.m. EDT July 31. The event can be accessed at www.mdu.com. Webcast and audio replays will be available through Aug. 14 at 855-859-2056, or 404-537-3406 for international callers, conference ID 3686817.
About MDU Resources
MDU Resources Group, Inc., a member of the S&P MidCap 400 index and the S&P High-Yield Dividend Aristocrats index, is Building a Strong America® by providing essential products and services through its regulated energy delivery and construction materials and services businesses. For more information about MDU Resources, see the company's website at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.
Media Contact: Laura Lueder, manager of communications and public relations, 701-530-1095
Financial Contact: Jason Vollmer, vice president, chief financial officer and treasurer, 701-530-1755

Forward-Looking Statements
The information contained in this press release highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted statements and other statements not historical in nature are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, there is no assurance that the company’s projections, including estimates for growth and changes in earnings, will in fact be achieved. Please refer to assumptions contained in this press release, as well as the various important factors listed in Part I, Item 1A - Risk Factors in the company's most recent Form 10-K. Changes in such assumptions and factors could cause actual future results to differ materially from growth and earnings projections. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.
Throughout this press release, the company presents financial information prepared in accordance with GAAP, as well as EBITDA, EBITDA from continuing operations, and adjusted gross margin, which are considered non-GAAP financial measures. The use of these non-GAAP financial measures should not be construed as alternatives to earnings, operating income or operating cash flows. The company believes the use of these non-GAAP financial measures are beneficial in evaluating the company's financial performance due to its diverse operations. Please refer to the "Non-GAAP Financial Measures" section contained in this document for additional information.
Performance Summary and Future Outlook
Earnings

Business Line	Second Quarter 2019 Earnings	Second Quarter 2018 Earnings	YTD June 30, 2019 Earnings	YTD June 30, 2018 Earnings
	(In millions, except per share amounts)
Regulated energy delivery	$8.3	$8.0	$67.3	$59.0
Construction materials and services	52.0	38.4	37.6	30.0
Other and eliminations	2.8	(2.3)	(.7)	(3.0)
Income from continuing operations	63.1	44.1	104.2	86.0
Income (loss) from discontinued operations, net of tax	(1.3)	(.3)	(1.5)	.2
Net income	$61.8	$43.8	$102.7	$86.2
Earnings per share:
Income from continuing operations	$.32	$.22	$.53	$.44
Discontinued operations, net of tax	(.01)	—	(.01)	—
Earnings per share	$.31	$.22	$.52	$.44

Consolidated Statements of Income
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
	(In millions, except per share amounts)
Operating revenues:	(Unaudited)
Electric, natural gas distribution and regulated pipeline and midstream	$236.3	$226.7	$675.9	$651.2
Nonregulated pipeline and midstream, construction materials and contracting, construction services and other	1,067.3	837.9	1,718.9	1,389.7
Total operating revenues	1,303.6	1,064.6	2,394.8	2,040.9
Operating expenses:
Operation and maintenance:
Electric, natural gas distribution and regulated pipeline and midstream	88.4	83.9	176.2	170.0
Nonregulated pipeline and midstream, construction materials and contracting, construction services and other	932.6	738.2	1,547.8	1,252.9
Total operation and maintenance	1,021.0	822.1	1,724.0	1,422.9
Purchased natural gas sold	54.9	56.2	238.7	238.2
Depreciation, depletion and amortization	63.0	53.5	122.9	106.3
Taxes, other than income	48.0	40.8	102.0	89.6
Electric fuel and purchased power	19.4	18.0	45.7	40.5
Total operating expenses	1,206.3	990.6	2,233.3	1,897.5
Operating income	97.3	74.0	161.5	143.4
Other income	1.6	1.6	9.2	2.2
Interest expense	25.4	20.8	48.8	41.3
Income before income taxes	73.5	54.8	121.9	104.3
Income taxes	10.4	10.7	17.7	18.3
Income from continuing operations	63.1	44.1	104.2	86.0
Income (loss) from discontinued operations, net of tax	(1.3)	(.3)	(1.5)	.2
Net income	$61.8	$43.8	$102.7	$86.2

Earnings per share – basic:
Income from continuing operations	$.32	$.22	$.53	$.44
Discontinued operations, net of tax	(.01)	—	(.01)	—
Earnings per share – basic	$.31	$.22	$.52	$.44
Earnings per share – diluted:
Income from continuing operations	$.32	$.22	$.53	$.44
Discontinued operations, net of tax	(.01)	—	(.01)	—
Earnings per share – diluted	$.31	$.22	$.52	$.44
Weighted average common shares outstanding – basic	198.3	195.5	197.3	195.4
Weighted average common shares outstanding – diluted	198.3	196.2	197.4	196.1

Selected Cash Flows Information
	Six Months Ended
	June 30,
	2019	2018
	(In millions)
Operating activities:
Net cash provided by (used in) continuing operations	$(23.6)	$176.4
Net cash provided by discontinued operations	.7	.2
Net cash provided by (used in) operating activities	(22.9)	176.6
Investing activities:
Net cash used in continuing operations	(305.1)	(222.2)
Net cash provided by discontinued operations	—	—
Net cash used in investing activities	(305.1)	(222.2)
Financing activities:
Net cash provided by continuing operations	346.0	52.7
Net cash provided by discontinued operations	—	—
Net cash provided by financing activities	346.0	52.7
Increase in cash and cash equivalents	18.0	7.1
Cash and cash equivalents - beginning of year	54.0	34.6
Cash and cash equivalents - end of period	$72.0	$41.7

Capital Expenditures
Business Line	2019 Estimated	2020 Estimated	2021 Estimated	2019 - 2023 Total Estimated
	(In millions)
Regulated energy delivery
Electric	$110	$103	$88	$657
Natural gas distribution	211	180	158	823
Pipeline and midstream	90	95	236	473
	411	378	482	1,953
Construction materials and services
Construction services	53	17	18	100
Construction materials and contracting	205	135	127	687
	258	152	145	787
Other	5	3	3	17
Total capital expenditures	$674	$533	$630	$2,757
Note: Total capital expenditures are presented on a gross basis.
Capital expenditures for 2019 include line-of-sight opportunities at the company's business units. Targeted acquisitions would be incremental to the outlined capital program. Estimated operating cash flows are $380 million to $430 million in 2019.
Non-GAAP Financial Measures
The company, in addition to presenting its earnings in conformity with GAAP, has provided non-GAAP financial measures of EBITDA by operating segment and EBITDA from continuing operations. The company defines EBITDA as net income attributable to the operating segment before interest; taxes; and depreciation, depletion and amortization. The company defines EBITDA from continuing operations as income from continuing operations before interest; taxes; and depreciation, depletion and amortization. The company believes that these non-GAAP financial measures are useful to investors in evaluating the company's financial performance and valuation, especially based on the diversity of the company's operations. The company's management uses the non-GAAP financial measures in conjunction with GAAP results when evaluating the company's operating results and calculating compensation packages.
The company presents EBITDA by operating segment and EBITDA from continuing operations on a consolidated basis in this press release. The company believes EBITDA and EBITDA from continuing operations are useful financial measures in providing meaningful information about operational efficiency compared to the company's peers by excluding the impacts of differences in tax jurisdictions and structures, debt levels and capital investment. The presentation of EBITDA and EBITDA from continuing operations also is provided for investment professionals who use such metrics in their analyses. The investment community often uses these metrics to assess the operating performance of a company’s business and to provide a consistent comparison of performance from period to period. Non-GAAP financial measures are not standardized; therefore, it may not be possible to compare such financial measures with other companies’ non-GAAP financial measures having the same or similar names. The presentation of this additional information is not meant to be considered a substitution for financial measures prepared in accordance with GAAP. The company strongly encourages investors to review the consolidated financial statements in their entirety and to not rely on any single financial measure.
The following table provides a reconciliation of consolidated GAAP earnings to EBITDA from continuing operations. The reconciliation for each operating segment's EBITDA is included with each operating segment's condensed income statement.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
	(In millions)
Net income	$61.8	$43.8	$102.7	$86.2
(Income) loss from discontinued operations, net of tax	1.3	.3	1.5	(.2)
Income from continuing operations	63.1	44.1	104.2	86.0
Adjustments:
Interest expense	25.4	20.8	48.8	41.3
Income taxes	10.4	10.7	17.7	18.3
Depreciation, depletion and amortization	63.0	53.5	122.9	106.3
EBITDA from continuing operations	$161.9	$129.1	$293.6	$251.9
The discussion that follows also includes adjusted gross margin, that is considered a non-GAAP financial measure as it relates to the company's electric and natural gas distribution segments. This financial measure, adjusted gross margin, can be used in addition to operating revenues and operating expenses when evaluating the results of operations for the electric and natural gas distribution segments. Adjusted gross margin for the electric and natural gas distribution segments is calculated by adding back adjustments to operating income (loss). These add-back adjustments include: operation and maintenance expense; depreciation, depletion and amortization expense; and certain taxes, other than income.
The presentation of adjusted gross margin is intended to be a helpful supplemental financial measure for investors’ understanding of the segments' operating performance. This non-GAAP financial measure should not be considered as an alternative to, or more meaningful than, GAAP financial measures such as operating income (loss) or net income (loss). The company's non-GAAP financial measure, adjusted gross margin, may not be comparable to other companies’ gross margin measures.
Adjusted gross margin includes operating revenues less cost of electric fuel and purchased power, purchased natural gas sold and certain taxes, other than income. These taxes, other than income included as a reduction to adjusted gross margin relate to revenue taxes. These segments pass on to their customers the increases and decreases in the wholesale cost of power purchases, natural gas and other fuel supply costs in accordance with regulatory requirements. As such, the segments' revenues are directly impacted by the fluctuations in such commodities. Revenue taxes, which are passed back to customers, fluctuate with revenues as they are calculated as a percentage of revenues. For these reasons, period over period, the segments' operating income (loss) is generally not impacted. The company's management believes the adjusted gross margin is a useful supplemental financial measure as these items are included in both operating revenues and operating expenses. The company's management also believes that adjusted gross margin and the remaining operating expenses that calculate operating income (loss) are useful in assessing the company's utility performance as management has the ability to influence control over the remaining operating expenses.
The following tables provide reconciliations of the company's electric and natural gas distribution segments operating income (loss) to adjusted gross margin for the three and six months ended June 30, 2019 and 2018, respectively.

Electric
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
	(In millions)
Operating income	$9.8	$13.0	$27.8	$31.2
Adjustments:
Operating expenses:
Operation and maintenance	33.6	31.1	63.8	61.2
Depreciation, depletion and amortization	13.9	12.5	27.6	25.1
Taxes, other than income	4.2	3.7	8.4	7.5
Total adjustments	51.7	47.3	99.8	93.8
Adjusted gross margin	$61.5	$60.3	$127.6	$125.0

Natural Gas Distribution
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
	(In millions)
Operating income (loss)	$(2.6)	$(4.4)	$47.7	$44.2
Adjustments:
Operating expenses:
Operation and maintenance	43.6	42.5	90.0	87.2
Depreciation, depletion and amortization	19.7	17.7	39.1	35.4
Taxes, other than income	5.6	5.4	11.8	11.2
Total adjustments	68.9	65.6	140.9	133.8
Adjusted gross margin	$66.3	$61.2	$188.6	$178.0

Regulated Energy Delivery

Electric
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
	(Dollars in millions, where applicable)
Operating revenues	$81.0	$78.5	$173.6	$165.9
Electric fuel and purchased power	19.4	18.0	45.7	40.5
Taxes, other than income	.1	.2	.3	.4
Adjusted gross margin	61.5	60.3	127.6	125.0
Operating expenses:
Operation and maintenance	33.6	31.1	63.8	61.2
Depreciation, depletion and amortization	13.9	12.5	27.6	25.1
Taxes, other than income	4.2	3.7	8.4	7.5
Total operating expenses	51.7	47.3	99.8	93.8
Operating income	9.8	13.0	27.8	31.2
Net income	$7.5	$9.1	$23.0	$22.2
Adjustments:
Interest expense	6.2	6.5	12.7	13.1
Income taxes	(4.0)	(1.7)	(5.8)	(2.8)
Depreciation, depletion and amortization	13.9	12.5	27.6	25.1
EBITDA	$23.6	$26.4	$57.5	$57.6
Retail sales (million kWh):
Residential	226.6	246.1	606.2	620.1
Commercial	336.7	355.1	742.9	757.4
Industrial	136.2	131.5	275.7	273.9
Other	22.1	23.4	44.0	46.0
	721.6	756.1	1,668.8	1,697.4
Average cost of electric fuel and purchased power per kWh	$.024	$.022	$.025	$.022
The electric business reported net income of $7.5 million in the second quarter of 2019, compared to $9.1 million for the same period in 2018. This decrease largely reflects higher operation and maintenance expense, mainly increased contract services from a major maintenance outage at Coyote Station and higher payroll-related costs. Higher depreciation, depletion and amortization expense resulting from increased property, plant and equipment balances, which included the Thunder Spirit Wind Farm expansion that was brought online in the fourth quarter of 2018 also had a negative impact on net income. Earnings were further impacted by the write-down of a non-utility investment in the quarter. Partially offsetting the decrease were higher production tax credits and higher adjusted gross margin from rate recovery offset in part by lower electric retail sales volumes.
The electric business's EBITDA decreased $2.8 million in the second quarter of 2019, compared to 2018, primarily the result of higher operation and maintenance expense, as previously discussed.

Natural Gas Distribution
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
	(Dollars in millions, where applicable)
Operating revenues	$133.9	$129.5	$476.0	$462.2
Purchased natural gas sold	62.3	62.7	270.0	266.4
Taxes, other than income	5.3	5.6	17.4	17.8
Adjusted gross margin	66.3	61.2	188.6	178.0
Operating expenses:
Operation and maintenance	43.6	42.5	90.0	87.2
Depreciation, depletion and amortization	19.7	17.7	39.1	35.4
Taxes, other than income	5.6	5.4	11.8	11.2
Total operating expenses	68.9	65.6	140.9	133.8
Operating income (loss)	(2.6)	(4.4)	47.7	44.2
Net income (loss)	$(6.3)	$(6.8)	$30.3	$25.8
Adjustments:
Interest expense	8.8	7.3	17.1	14.9
Income taxes	(4.3)	(4.0)	4.0	4.8
Depreciation, depletion and amortization	19.7	17.7	39.1	35.4
EBITDA	$17.9	$14.2	$90.5	$80.9
Volumes (MMdk)
Retail sales:
Residential	8.8	8.3	40.2	36.4
Commercial	6.4	6.3	27.3	25.0
Industrial	1.1	1.0	2.7	2.4
	16.3	15.6	70.2	63.8
Transportation sales:
Commercial	.4	.4	1.2	1.1
Industrial	31.6	29.4	72.2	66.2
	32.0	29.8	73.4	67.3
Total throughput	48.3	45.4	143.6	131.1
Average cost of natural gas, including transportation, per dk	$3.83	$4.01	$3.85	$4.18
The natural gas distribution business reported a seasonal loss of $6.3 million in the second quarter of 2019, compared to a loss of $6.8 million for the same period in 2018. The decreased loss was the result of implemented rates from approved rate recovery which increased gross margins. A 4% increase in retail sales volumes and weather normalization and conservation adjustments also had a positive impact on the quarter. Partially offsetting these items were the write-down of a non-utility investment and higher depreciation, depletion and amortization expense associated with increased property, plant and equipment balances. Operation and maintenance expense also increased in the quarter driven by higher payroll-related costs.
The natural gas distribution business's EBITDA increased $3.7 million in the second quarter of 2019, compared to 2018, primarily the result of higher gross margins, as previously discussed.

Pipeline and Midstream
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
	(Dollars in millions)
Operating revenues	$36.2	$30.6	$68.8	$61.2
Operating expenses:
Operation and maintenance	16.9	14.6	31.5	29.7
Depreciation, depletion and amortization	5.3	4.4	10.1	8.7
Taxes, other than income	3.3	3.1	6.6	6.2
Total operating expenses	25.5	22.1	48.2	44.6
Operating income	10.7	8.5	20.6	16.6
Net income	$7.1	$5.7	$14.0	$11.0
Adjustments:
Interest expense	1.8	1.3	3.6	2.5
Income taxes	2.0	1.9	3.8	3.6
Depreciation, depletion and amortization	5.3	4.4	10.1	8.7
EBITDA	$16.2	$13.3	$31.5	$25.8
Transportation volumes (MMdk)	110.1	88.2	208.8	166.5
Natural gas gathering volumes (MMdk)	3.5	3.7	6.9	7.4
Customer natural gas storage balance (MMdk):
Beginning of period	2.3	7.7	13.9	22.4
Net injection (withdrawal)	9.1	8.5	(2.5)	(6.2)
End of period	11.4	16.2	11.4	16.2
The pipeline and midstream business reported net income of $7.1 million in the second quarter of 2019, compared to $5.7 million in 2018. The increase in net income was the result of higher transportation volumes due in large part to organic growth projects placed in service in the second half of 2018. Higher rates effective May 1 resulting from the recently filed FERC rate case also positively impacted the quarter. Partially offsetting the increase was higher depreciation, depletion and amortization expense from increased property, plant and equipment balances driven by the organic growth projects placed into service and higher depreciation rates due to the FERC rate case as previously discussed. Operation and maintenance expense increased primarily from higher nonregulated project costs which are more than offset in revenue.
The pipeline and midstream business's EBITDA increased $2.9 million in the second quarter of 2019, compared to 2018, primarily from higher transportation volumes, as previously discussed.

Construction Materials and Services

Construction Services
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
	(In millions)
Operating revenues	$464.9	$323.6	$885.7	$657.6
Cost of sales:
Operation and maintenance	391.1	270.7	742.7	548.7
Depreciation, depletion and amortization	3.7	3.6	7.3	7.1
Taxes, other than income	14.6	9.5	30.5	22.3
Total cost of sales	409.4	283.8	780.5	578.1
Gross margin	55.5	39.8	105.2	79.5
Selling, general and administrative expense:
Operation and maintenance	22.1	19.1	42.4	36.4
Depreciation, depletion and amortization	.4	.3	.8	.7
Taxes, other than income	1.0	1.0	2.6	2.4
Total selling, general and administrative expense	23.5	20.4	45.8	39.5
Operating income	32.0	19.4	59.4	40.0
Net income	$22.8	$14.1	$42.9	$29.2
Adjustments:
Interest expense	1.4	.9	2.5	1.8
Income taxes	8.4	4.7	15.2	9.6
Depreciation, depletion and amortization	4.1	3.9	8.1	7.8
EBITDA	$36.7	$23.6	$68.7	$48.4
The construction services business reported net income of $22.8 million in the second quarter of 2019, compared to $14.1 million for the same period in 2018. The increase in gross margin was the result of higher workloads at both inside and outside specialty contracting lines. Inside specialty contracting continues to see strong customer demand in the hospitality and high-tech industries which drove an increase in workloads, and outside specialty contracting workloads increased from high demand in the utility industry. Partially offsetting this was higher selling, general and administrative expense, primarily payroll-related costs.
The construction services business's EBITDA increased $13.1 million in the second quarter of 2019, compared to 2018, primarily a result of increased demand for services, as previously discussed.

Construction Materials and Contracting
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
	(Dollars in millions)
Operating revenues	$596.0	$509.6	$823.2	$723.0
Cost of sales:
Operation and maintenance	494.7	426.0	715.5	624.9
Depreciation, depletion and amortization	18.7	14.0	35.5	27.0
Taxes, other than income	13.0	11.2	21.4	19.0
Total cost of sales	526.4	451.2	772.4	670.9
Gross margin	69.6	58.4	50.8	52.1
Selling, general and administrative expense:
Operation and maintenance	21.8	19.6	41.8	37.2
Depreciation, depletion and amortization	.7	.5	1.5	1.2
Taxes, other than income	.9	1.0	2.9	2.7
Total selling, general and administrative expense	23.4	21.1	46.2	41.1
Operating income	46.2	37.3	4.6	11.0
Net income (loss)	$29.2	$24.3	$(5.3)	$.8
Adjustments:
Interest expense	6.8	4.5	12.1	8.1
Income taxes	10.2	8.4	(.9)	1.3
Depreciation, depletion and amortization	19.4	14.5	37.0	28.2
EBITDA	$65.6	$51.7	$42.9	$38.4
Sales (000's):
Aggregates (tons)	9,084	7,647	12,955	11,494
Asphalt (tons)	1,913	1,975	2,079	2,201
Ready-mixed concrete (cubic yards)	1,144	948	1,752	1,520
The construction materials and contracting business reported net income of $29.2 million in the second quarter of 2019, compared to $24.3 million in the same period in 2018. The increase in gross margin was largely driven by higher aggregate and ready-mixed concrete volumes and higher construction revenues as a result of strong economies in many of our states of operation. Contributions from acquisitions made over the last twelve months also had a positive impact on the quarter. Partially offsetting the increase were higher interest expense and higher selling, general and administrative expense, primarily payroll-related costs.
The construction materials and contracting business's EBITDA increased $13.9 million in the second quarter of 2019, compared to 2018. The increased EBITDA was largely the result of higher gross margin, as previously discussed.

Other
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
	(In millions)
Operating revenues	$2.9	$2.8	$10.7	$5.5
Operating expenses:
Operation and maintenance	1.1	2.0	8.2	3.9
Depreciation, depletion and amortization	.6	.5	1.0	1.1
Taxes, other than income	—	.1	.1	.1
Total operating expenses	1.7	2.6	9.3	5.1
Operating income	1.2	.2	1.4	.4
Net income (loss)	$2.8	$(2.3)	$(.7)	$(3.0)
Net income for Other was positively impacted in the second quarter of 2019 as a result of a favorable income tax adjustment related to the consolidated company's annualized estimated tax rate. General and administrative costs and interest expense previously allocated to the exploration and production and refining businesses that do not meet the criteria for income (loss) from discontinued operations are also included in Other.

Other Financial Data
	June 30,
	2019		2018
	(In millions, except per share amounts)
	(Unaudited)
Book value per common share	$13.37		$12.50
Market price per common share	$25.80		$28.68
Dividend yield (indicated annual rate)	3.1%		2.8%
Price/earnings from continuing operations ratio (12 months ended)	17.7	x	19.2	x
Market value as a percent of book value	193.0%		229.4%
Net operating cash flow (year to date)	$(23)		$177
Total assets	$7,591		$6,534
Total equity	$2,660		$2,451
Total debt	$2,470		$1,853
Capitalization ratios:
Total equity	51.9%		57.0%
Total debt	48.1		43.0
	100.0%		100.0%